Exhibit 2.1


                  AGREEMENT AND PLAN OF MERGER
                  ----------------------------


     THIS AGREEMENT AND PLAN OF MERGER, dated as of April 11, 1997 (this "Merger Agreement"), is made and entered into by and between ValliCorp Holdings, Inc., a Delaware corporation ("Seller") and Westamerica Bancorporation, a California corporation ("Buyer").

                      W I T N E S S E T H:

     A. The Boards of Directors of Buyer and Seller have approved, and deem it advisable and in the best interests of Buyer, Seller and their respective shareholders, that Buyer and Seller consummate the business transaction provided for herein in which Seller would merge with and into Buyer (the "Merger").

     B. Buyer and Seller have entered into an Agreement and Plan of Reorganization dated as of November 11, 1996 (the "Agreement"), providing, among other things, for the execution and filing of this Merger Agreement and the consummation of the Merger.

     NOW, THEREFORE, in consideration of the promises and mutual agreements contained in this Merger Agreement, the parties to this Merger Agreement hereby agree that Seller shall be merged with and into Buyer in accordance with the provisions of the laws of the State of California and the State of Delaware upon the terms and subject to the conditions set forth as follows:

     1.  The Merger.
         ----------

     1.1 Effective Time. On April 12, 1997, upon the filing with the California Secretary of State of a duly executed counterpart of this Merger Agreement with the officers' certificates prescribed by Section 1103 of the California General Corporation Law attached thereto, the Merger shall become effective. The effective time of the Merger on the Effective Date shall be 12:01 a.m., Pacific Daylight Time.

     1.2 Effect of the Merger. On the Effective Date, Seller shall be merged with and into Buyer and the separate corporate existence of Seller shall cease. Buyer shall be the surviving corporation (the "Surviving Corporation") in the Merger. It shall thereupon succeed, without other transfer, to all rights and properties of, and shall be subject to all the debts and liabilities of, Seller and the separate existence of Buyer as a California corporation, with all its purposes, objects, rights, powers, privileges and franchises shall continue unaffected and unimpaired by the Merger.

     2.  Corporate Governance Matters.

     2.1 From and after the Effective Date and until thereafter amended as provided by law: (a) the Articles of Incorporation of Buyer as in effect immediately prior to the Effective Date shall be and continue to be the Articles of Incorporation of the Surviving Corporation; and
 (b) the Bylaws of Buyer as in effect immediately prior to the Effective Date shall be and continue to be the Bylaws of the Surviving Corporation.

     2.2 On the Effective Date: (a) the directors of the Surviving Corporation shall be those persons who are the directors of Buyer immediately prior to the Effective Date; and (b) the officers of the Surviving Corporation shall be those persons who are the officers of Buyer at the Effective Date.

     3.  Conversion of Shares.

     3.1 Conversion of Seller Shares. As of the Effective Date, by virtue of the Merger and without any action on the part of the holder of the common stock of Seller, par value $.01 per share (a "Seller Share" or "Seller Common Stock"):

          (a) Each issued and outstanding Seller Share (other than fractional shares, or any shares as to which dissenters' rights have been perfected), shall be converted into .3479 shares of the common stock, without par value, of Buyer ("Buyer Common Stock" or a "Buyer Share").

          (b) From and after the Effective Date, the holders of certificates formerly representing Seller Shares shall cease to have any rights with respect thereto other than any dissenters' rights they have perfected pursuant to Section 262 of the General Corporation Law of the State of Delaware.

          (c)  On the Effective Date, all shares of Seller Common
      Stock held in the treasury of Seller or owned beneficially by any subsidiary of Seller other than in a fiduciary capacity or in connection with a debt previously contracted and all shares of Seller Common Stock owned by Buyer or owned beneficially by any subsidiary of Buyer other than in a fiduciary capacity or in connection with a debt previously contracted shall be canceled and no cash, stock or other property shall be delivered in exchange therefor.

     3.2 Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of Buyer Common Stock shall be issued to holders of Seller Shares. In lieu thereof, each such holder entitled to a fraction of a share of Buyer Common Stock shall receive, at the time of surrender of the certificate or certificates representing such holder's Seller Shares, an amount in cash equal to the market value per share of the Common Stock of Buyer, calculated by taking the average of the closing price quoted on the Nasdaq, as reported in The Wall Street Journal, for each of the twenty consecutive trading days prior to five trading days prior to the Effective Date, rounded to 4 decimal places (whether or not there were any trades in Buyer Common Stock on such days), multiplied by the fraction of a share of Buyer Common Stock to which such holder otherwise would be entitled. No such holder shall be entitled to dividends, voting rights, interest on the value of, or any other rights in respect of, a fractional share.

     3.3  Surrender of Seller Shares.

     (a) Prior to the Effective Date, Buyer shall appoint Chemical Trust Company of California or its successor, or any other bank or trust company (having capital of at least $50 million) mutually acceptable to Seller and Buyer, as exchange agent (the "Exchange Agent") for the purpose of exchanging certificates representing the Buyer Common Stock, and at and after the Effective Date, Buyer shall issue and deliver to the Exchange Agent certificates representing the Buyer Common Stock, as shall be required to be delivered to holders of Seller Shares pursuant to Section 3.1 of this Merger Agreement. As soon as practicable after the Effective Date, each holder of Seller Shares converted pursuant to
Section 3.1, upon surrender to the Exchange Agent of one or more certificates for such Seller Shares for cancellation, along with duly executed transmittal materials to be mailed after the Effective Date by the Exchange Agent, will be entitled to receive a certificate representing the number of shares of Buyer Common Stock determined in accordance with Section 3.1 and a payment in cash with respect to fractional shares, if any, determined in accordance with Section 3.2. Each certificate representing Buyer Common Stock will bear a notation incorporating the Amended Rights Agreement (as that term is defined in Section 1.4 of the Agreement) by reference and certificates representing the Buyer Common Stock will evidence and entitle the holders thereof to certain rights as set forth in and subject to the terms of the Amended Rights Agreement ("Rights"). Certificates issued for the Buyer Common Stock shall be deemed to be certificates for said Rights.

     (b) No dividends or other distributions of any kind which are declared payable to shareholders of record of the Buyer Common Stock after the Effective Date will be paid to persons entitled to receive such certificates for Buyer Common Stock until such persons surrender their certificates representing Seller Shares. Upon surrender of such certificates representing Seller Shares, the holder thereof shall be paid, without interest, any dividends or other distributions with respect to the Buyer Common Stock as to which the record date and payment date occurred on or after the Effective Date and on or before the date of surrender.

     (c) If any certificate for a Buyer Share is to be issued in a name other than that in which the certificate for a Seller Share surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer costs, taxes or other expenses required by reason of the issuance of certificates for such Buyer Share in a name other than the registered holder of the certificate surrendered, or such persons shall establish to the satisfaction of Buyer and the Exchange Agent that such costs, taxes or other expenses have been paid or are not applicable.

     (d) All dividends or distributions, and any cash to be paid pursuant to Section 3.2 in lieu of fractional shares, if held by the Exchange Agent for payment or delivery to the holders of unsurrendered certificates representing Seller Shares and unclaimed at the end of one year from the Effective Date, shall (together with any interest earned thereon) at such time be paid or redelivered by the Exchange Agent to Buyer, and after such time any holder of a certificate representing a Seller Share who has not surrendered such certificate to the Exchange

Agent shall, subject to applicable law, look as a general creditor only to Buyer for payment or delivery of such dividends or distributions or cash, as the case may be. Buyer shall not be liable to any holder of a share of Seller Common Stock for such share (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (e) Upon the Effective Date, the stock transfer books of Seller shall be closed and no transfer of Seller Common Stock shall thereafter be made or recognized.

     (f) In the event that prior to the Effective Date the outstanding shares of Buyer Common Stock or Seller Common Stock shall have been increased, decreased or changed into or exchanged for a different number or kind of shares or securities by recapitalization, reclassification, stock dividend, stock split or other like changes in Buyer's or Seller's capitalization, or a distribution shall be made on Buyer Common Stock or Seller Common Stock in any security convertible into Buyer Common Stock or Seller Common Stock, respectively (provided that no such action shall be taken by Seller without Buyer's prior written consent pursuant to
Section 5.2 of the Agreement), then an appropriate and proportionate adjustment shall be made in the number and kind of shares of Buyer Common Stock to be thereafter delivered pursuant to this Merger Agreement.

     3.4 All shares of Buyer Common Stock shall remain outstanding and unaffected by the Merger.

     4.  Termination and Amendment.

     4.1 The obligations of the parties to effect the Merger shall be subject to all the terms and conditions contained in the Agreement. Notwithstanding the approval of this Merger Agreement by the shareholders of Seller or Buyer, this Merger Agreement shall terminate forthwith in the event that the Agreement shall be terminated as therein provided.

     4.2 This Merger Agreement may be amended by Buyer and Seller at any time prior to the Effective Date without the approval of the share-holders of Seller or Buyer with respect to any of its terms except any change in its principal terms or in the terms relating to the form or amount of consideration to be delivered to the Seller shareholders in the Merger. This Merger Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties hereto.

     4.3 This Merger Agreement may be signed in any number of counterparts, each of which shall be deemed an original, and all of which shall be deemed but one and the same instrument.

     5.  Miscellaneous.

     5.1 The Agreement is and will be maintained on file at the principal place of business of the Surviving Corporation. The address of the principal place of business of the Surviving Corporation is 4550 Mangels Boulevard, Fairfield, California 94585.

     5.2 A copy of the Agreement will be furnished by the Surviving Corporation, on request and without cost to any stockholder of Seller or Buyer.

     5.3 The Agreement between the parties to the Merger has been approved, adopted, certified, executed and acknowledged by each of the Seller and Buyer pursuant to Section 252 of the General Corporation Law of the State of Delaware, and executed by the parties in accordance with the requirements of Chapter 12 of the California General Corporation Law.

     5.4 The Surviving Corporation agrees that it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of Seller, as well as for enforcement of any obligation of the Surviving Corporation arising from the Merger, including any suit or other proceedings to enforce the right of any stockholders as determined in appraisal proceedings pursuant to the provisions of
Section 262 of the General Corporation Law of the State of Delaware, and irrevocably appoints the Secretary of State of the State of Delaware as its agent to accept service of process in any such suit or other proceedings and directs the Secretary of State of the State of Delaware to mail copies of such process to the following address: 4550 Mangels Boulevard, Fairfield, California 94585.

     IN WITNESS WHEREOF, the parties have duly executed this Merger Agreement as of the date first written above.


                               BUYER



                               By   /s/ David L. Payne
                                 -----------------------------
                                 David L. Payne, President and
                                   Chief Executive Officer



                               By   /s/ Mary Anne Bell
                                 -----------------------------
                                 Mary Anne Bell, Assistant
                                   Corporate Secretary


                               SELLER



                               By   /s/ Wolfgang T. N. Muelleck
                                 -------------------------------
                                 Wolfgang T.N. Muelleck,
                               President and Chief Executive Officer



                               By   /s/ Edwin L. Herbert
                                 -------------------------------
                                 Edwin L. Herbert, Secretary

                  OFFICERS' CERTIFICATE


     David L. Payne and Mary Anne Bell hereby certify that:

     1.   They are the President and Chief Executive Officer and
Assistant Corporate Secretary, respectively, of WESTAMERICA
BANCORPORATION, a corporation organized under the laws of the State of California.

     2. The Merger Agreement in the form attached was duly approved by the Board of Directors and shareholders of the corporation.

     3. The shareholder approval was by the holders of a number of outstanding shares which equaled or exceeded the vote required. The percentage vote required was more than 50% of the outstanding shares.

     4. There is only one class of shares and the number of shares outstanding is 9,465,721.

     We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.


Date:  April 11, 1997


                                   /s/ David L. Payne
                              -----------------------------
                              DAVID L. PAYNE, President and
                              Chief Executive Officer



                                   /s/ Mary Anne Bell
                              -----------------------------
                              MARY ANNE BELL, Assistant
                              Corporate Secretary

                          OFFICERS' CERTIFICATE


     Wolfgang T.N. Muelleck and Edwin L. Herbert hereby certify that:

     1.   They are the President and Chief Executive Officer and
Secretary, respectively, of VALLICORP HOLDINGS, INC., a corporation organized under the laws of the State of Delaware.

     2    The Merger Agreement in the form attached was duly approved by the Board of Directors and shareholders of the corporation.

     3    The shareholder approval was by the holders of a number of outstanding shares which equaled or exceeded the vote required. The percentage vote required was more than 50% of the outstanding shares.

     4. There is only one class of shares and the number of shares outstanding is 14,307,832.

     We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.


Date:  April 11, 1997

                              /s/ Wolfgang T. N. Muelleck
                              ---------------------------------
                              WOLFGANG T.N. MUELLECK, President
                              and Chief Executive Officer



                              /s/ Edwin L. Herbert
                              ---------------------------------
                              EDWIN L. HERBERT, Secretary